Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Form S-8 Nos. 2-84992, 33-21121, 33-38219, 33-38920, 33-64314, 33-44087, 33-53353, 333-14419, 333-42545, 333-50901, 333-59634, 333-124489, 333-159063 and 333-174195) pertaining to the Rogers Employee Savings and Investment Plan of Rogers Corporation of our report dated June 15, 2012, with respect to the financial statements and schedule of the Rogers Employee Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 15, 2012